Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES ALL-TIME RECORD
QUARTERLY EARNINGS AND ESTIMATES
HIGHER EARNINGS NEXT QUARTER

Highlights

•Earnings per diluted share (EPS) of $0.83
•Record adjusted EPS of $1.08 per diluted share, a 27 percent increase over the prior year quarter
•Achieved record revenue in each business segment
•Achieved record segment income in Dispensing and Specialty Closures and Custom Containers
•Confirmed record full year earnings outlook
•Renewed long-term contract with largest steel food container customer
•Announced transfer of stock listing to NYSE, effective August 1, 2022

STAMFORD, CT, July 27, 2022 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, today reported record second quarter net sales of $1.54 billion, a 14.5 percent increase over the prior year second quarter net sales of $1.35 billion, and second quarter 2022 net income of $92.7 million, or $0.83
(more)

SILGAN HOLDINGS
July 27, 2022

per diluted share, as compared to record second quarter 2021 net income of $94.5 million, or $0.85 per diluted share.

Adjusted net income per diluted share for the second quarter of 2022 was $1.08, after adjustments increasing net income per diluted share by $0.25. Adjusted net income per diluted share for the second quarter of 2021 was $0.85. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“The power of the Silgan portfolio and our on-going ability to deliver record results through dynamic economic circumstances continued to drive our outstanding performance in the second quarter, as we delivered an all-time record adjusted net income per diluted share of $1.08, a 27.1 percent increase as compared to $0.85 in the prior year second quarter,” said Adam Greenlee, President and CEO. “All of our business segments continued to deliver strong operating performance and benefited from the successful pass through of inflationary costs and our market leading capabilities to drive superior service levels for our customers even as many customers experienced other supply chain, labor and ingredients supply challenges. Our recent acquisitions in 2021 are performing well and continue to deliver results above our initial expectations. In addition, our volumes in the Dispensing and Specialty Closures and Metal Containers businesses continue to outperform pre-pandemic volumes for the same period,” continued Mr. Greenlee. “While we expect continued economic volatility and ongoing supply chain disruptions in the second half of 2022, given our results to date and our disciplined business model we are confident in our ability to continue to drive operating improvements in our plants, leverage our market leading service model for our customers and recover inflationary costs. These benefits are expected to offset the negative impact from rising interest rates and foreign currency translation. Therefore, we are maintaining our estimate of full year 2022 adjusted earnings per diluted share in a range of $3.90 to $4.05, which represents a 17 percent increase at the midpoint over record 2021 earnings. We are also maintaining our full year 2022 free cash flow estimate of approximately $350 million. For the third quarter of 2022, we anticipate delivering another new all-time record adjusted earnings per diluted share in a range of $1.15 to $1.30, a 20 percent increase at the midpoint of the range over our prior record of $1.02 in the third quarter of 2021,” concluded Mr. Greenlee.
(more)

SILGAN HOLDINGS
July 27, 2022

Net sales for the second quarter of 2022 were $1.54 billion, an increase of $195.1 million, or 14.5 percent, as compared to the same period in the prior year. This increase was the result of higher net sales in all segments.

Income before interest and income taxes for the second quarter of 2022 was a record $158.0 million, an increase of $5.0 million, or 3.3 percent, as compared to $153.0 million for the second quarter of 2021, while margins decreased to 10.2 percent from 11.3 percent for the same periods. The increase in income before interest and income taxes was the result of higher income in each of the segments, partially offset by the impact of the charge for the previously disclosed $25.2 million settlement with the European Commission and higher rationalization charges. Rationalization charges were $3.4 million and $0.4 million in the second quarters of 2022 and 2021, respectively.

Interest and other debt expense for the second quarter of 2022 was $28.7 million, an increase of $2.3 million as compared to the second quarter of 2021. This increase was primarily due to higher weighted average outstanding borrowings during the quarter as a result of the acquisitions completed in the third and fourth quarters of 2021, partially offset by lower weighted average interest rates principally as a result of the redemption of the 4 3/4% Senior Notes in the first quarter of 2022 with proceeds from revolving borrowings under the Credit Agreement and cash on hand.

The effective tax rates were 28.4 percent and 25.3 percent for the second quarters of 2022 and 2021, respectively. The effective tax rate in the second quarter of 2022 was unfavorably impacted by the non-deductible settlement with the European Commission.

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $602.4 million in the second quarter of 2022, an increase of $56.6 million, or 10.4 percent, as compared to $545.8 million in the second quarter of 2021. This increase was primarily the result of higher average selling prices due to the pass through of higher raw material and other inflationary costs and higher unit volumes of approximately 2 percent, partially offset by unfavorable foreign currency translation. Unit volumes increased over the prior year period primarily due to the inclusion of the recent acquisitions and higher volumes for beauty and fragrance products, partially offset by
(more)

SILGAN HOLDINGS
July 27, 2022

volume decreases in trigger sprayers for garden, hygiene and home cleaning products, which were impacted by further inventory corrections throughout the supply chain, and in closures for certain food and beverage products, which were negatively impacted by other supply chain disruptions at certain customers. Unit volumes in the quarter continued to exceed pre-pandemic levels for the same period in 2019.

Segment income of Dispensing and Specialty Closures for the second quarter of 2022 increased $17.5 million to a record $91.3 million, as compared to $73.8 million in the second quarter of 2021, and segment margin increased to 15.2 percent from 13.5 percent for the same periods. The increase in segment income was primarily due to higher average selling prices due to the pass through of inflationary costs, strong operating performance including the benefit of an inventory management program to significantly reduce working capital, cost recovery for certain customer project expenditures, the favorable impact in the current year period from the delayed pass through of lower resin costs as compared to the unfavorable impact in the prior year period from the delayed pass through of higher resin costs and higher unit volumes, partially offset by inflation in manufacturing costs and the impact of unfavorable foreign currency translation.

Metal Containers
Net sales of the Metal Containers segment were $754.4 million for the second quarter of 2022, an increase of $129.9 million, or 20.8 percent, as compared to $624.5 million in the second quarter of 2021. This increase was primarily the result of higher average selling prices due to the pass through of higher raw material and other manufacturing costs, partially offset by lower unit volumes of approximately 10 percent, unfavorable foreign currency translation and a higher percentage of smaller cans sold. The decrease in unit volumes was principally the result of expected lower volumes of vegetable cans as compared to the restocking activity in the prior year period and the impact from customers’ ongoing supply chain, labor and energy challenges in the current year quarter. Unit volumes in the quarter continued to exceed pre-pandemic volumes for the same period in 2019.

Segment income of Metal Containers in the second quarter of 2022 was $66.4 million, an increase of $7.8 million as compared to $58.6 million in the second quarter of 2021, while segment margin decreased to 8.8 percent from 9.4 percent over the same periods. The increase
(more)

SILGAN HOLDINGS
July 27, 2022

in segment income was primarily attributable to higher average selling prices due to the pass through of inflationary costs and strong operating performance including the benefit from inventory management, partially offset by inflation in manufacturing costs, lower unit volumes, the mix impact of more smaller cans sold, higher rationalization charges and the impact of unfavorable foreign currency translation. The decrease in segment margin was primarily due to the mathematical consequence of the pass through of inflation in raw material and other manufacturing costs in 2022. Rationalization charges were $3.4 million and $0.2 million in the second quarters of 2022 and 2021, respectively.

Custom Containers
Net sales of the Custom Containers segment were $187.0 million in the second quarter of 2022, an increase of $8.6 million, or 4.8 percent, as compared to $178.4 million in the second quarter of 2021. This increase was principally due to higher average selling prices which include the pass through of higher resin and other inflationary costs and a more favorable mix of products sold, partially offset by lower volumes of approximately 7 percent and unfavorable foreign currency translation. The decline in volumes was primarily for garden, hygiene and home cleaning products principally due to further inventory corrections throughout the supply chain.

Segment income of Custom Containers in the second quarter of 2022 was $30.9 million, an increase of $3.7 million as compared to $27.2 million in the second quarter of 2021, and segment margin increased to 16.5 percent from 15.2 percent over the same periods. The increase in segment income was primarily attributable to higher average selling prices due to the pass through of inflationary costs, strong operating performance and the favorable impact in the current year period from the delayed pass through of lower resin costs as compared to the unfavorable impact in the prior year period from the delayed pass through of higher resin costs, partially offset by inflation in manufacturing costs and lower volumes.

Six Months
Net income for the first six months of 2022 was $177.6 million, or $1.59 per diluted share, as compared to net income of $167.8 million, or $1.51 per diluted share, for the first six months of 2021. Adjusted net income per diluted share for the first six months of 2022 was a record $1.86, an increase of 16.3 percent as compared to $1.60 in the prior year period, after adjustments
(more)

SILGAN HOLDINGS
July 27, 2022

increasing net income per diluted share by $0.27 for the first six months of 2022 and by $0.09 for the first six months of 2021.

Net sales for the first six months of 2022 increased $398.9 million, or 15.4 percent, to $2.99 billion as compared to $2.59 billion for the first six months of 2021. This increase was primarily the result of higher average selling prices across all segments principally related to the pass through of higher raw material and other inflationary costs, higher unit volumes of approximately 4 percent in the Dispensing and Specialty Closures segment and a more favorable mix of products sold in the Custom Containers segment, partially offset by lower volumes in the Metal Containers and Custom Containers segments, the impact of unfavorable foreign currency translation and a higher percentage of smaller cans sold in the Metal Containers segment. Year-to-date unit volumes for each of the Dispensing and Specialty Closures and Metal Containers segments continue to exceed pre-pandemic volumes for the same period in 2019.

Income before interest and income taxes for the first six months of 2022 was $301.4 million, an increase of $21.9 million as compared to the same period in 2021, while margins decreased to 10.1 percent from 10.8 percent for the same periods. The increase in income before interest and income taxes was primarily due to higher average selling prices principally due to the pass through of higher raw material and other inflationary costs, strong operating performances in each of the segments, the benefits from inventory management programs in the Dispensing and Specialty Closures and Metal Containers segments, the delayed pass through of lower resin costs in the current year period as compared to the unfavorable impact in the prior year period from the delayed pass through of higher resin costs, higher unit volumes in the Dispensing and Specialty Closures segment, cost recovery for certain customer project expenditures and lower rationalization charges. These increases were partially offset by inflation in manufacturing costs, lower volumes in the Metal Containers and Custom Containers segments, higher corporate expenses due to the inclusion of the European Commission settlement in the current year period, the mix impact of more smaller cans sold in the Metal Containers segment and the impact of unfavorable foreign currency translation. Rationalization charges were $4.8 million and $10.7 million in the first six months of 2022 and 2021, respectively.

(more)

SILGAN HOLDINGS
July 27, 2022

Interest and other debt expense before loss on early extinguishment of debt for the first six months of 2022 was $58.0 million, an increase of $5.2 million as compared to the same period in 2021. This increase was primarily due to higher weighted average outstanding borrowings as a result of the acquisitions completed in the third and fourth quarters of 2021, partially offset by lower weighted average interest rates principally as a result of the redemption of the 4 3/4% Senior Notes in the first quarter of 2022 with proceeds from revolving borrowings under the Credit Agreement and cash on hand. Loss on early extinguishment of debt was $1.5 million and $0.9 million for the first six months of 2022 and 2021, respectively.

The effective tax rate for the first six months of 2022 was 26.6 percent as compared to 25.7 percent for the first six months of 2021. The effective tax rate in 2022 was unfavorably impacted by the non-deductible settlement with the European Commission in the second quarter of 2022.

Outlook for 2022
The Company maintained its estimate of adjusted net income per diluted share for the full year of 2022 in the range of $3.90 to $4.05, a 17 percent increase at the midpoint of the range over record adjusted net income per diluted share of $3.40 in 2021. The Company also confirmed its estimated full year free cash flow of approximately $350 million, which now includes payment of the previously disclosed $25.2 million settlement.

The Company is also providing an estimate of adjusted net income per diluted share for the third quarter of 2022 in the range of $1.15 to $1.30, a 20 percent increase at the midpoint of the range over a record $1.02 in the third quarter of 2021. The third quarter estimate anticipates that the Company continues to obtain required materials and labor supply. Given the uncertainties of the timing of the fruit and vegetable harvest in the U.S. and Europe, the results of the back half of the year could shift between the third and fourth quarters.

The third quarter and full year estimates of adjusted net income per diluted share for 2022 exclude the impact from rationalization charges, loss on early extinguishment of debt and the European Commission settlement.

(more)

SILGAN HOLDINGS
July 27, 2022

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the second quarter of 2022 at 11:00 a.m. eastern time on Wednesday, July 27, 2022. The conference call will be webcast live via audio, and both the webcast and this press release can be accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference should dial (800) 289-0720 for those in the U.S. and Canada or (313) 209-5140 for those outside the U.S. and Canada. A taped replay of the conference call will be available through August 10, 2022. The replay can be accessed via webcast at www.silganholdings.com. The replay can also be accessed by calling (888) 203-1112 for those in the U.S. and Canada or (719) 457-0820 for those outside the U.S. and Canada, and the pass code for the replay is 9825930.

* * *

Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $5.7 billion in 2021. Silgan operates 113 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance, and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2021 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

* * *
(more)

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions, except per share amounts)

	Second Quarter		Six Months
	2022	2021	2022	2021

Net sales	$1,543.8	$1,348.7	$2,985.7	$2,586.8

Cost of goods sold	1,269.9	1,113.8	2,478.3	2,130.4

Gross profit	273.9	234.9	507.4	456.4

Selling, general and administrative expenses	123.8	94.3	223.9	191.8

Rationalization charges	3.4	0.4	4.8	10.7

Other pension and postretirement income	(11.3)	(12.8)	(22.7)	(25.6)

Income before interest and income taxes	158.0	153.0	301.4	279.5

Interest and other debt expense before loss on early extinguishment of debt	28.7	26.4	58.0	52.8

Loss on early extinguishment of debt	—	—	1.5	0.9

Interest and other debt expense	28.7	26.4	59.5	53.7

Income before income taxes	129.3	126.6	241.9	225.8

Provision for income taxes	36.6	32.1	64.3	58.0

Net income	$92.7	$94.5	$177.6	$167.8

Earnings per share:
Basic net income per share	$0.84	$0.86	$1.60	$1.52
Diluted net income per share	$0.83	$0.85	$1.59	$1.51

Cash dividends per common share	$0.16	$0.14	$0.32	$0.28

Weighted average shares (000's):
Basic	110,840	110,442	110,750	110,323
Diluted	111,228	111,103	111,340	111,066

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)

	Second Quarter		Six Months
	2022	2021	2022	2021
Net sales:
Dispensing and Specialty Closures	$602.4	$545.8	$1,200.4	$1,055.1
Metal Containers	754.4	624.5	1,405.1	1,178.6
Custom Containers	187.0	178.4	380.2	353.1
Consolidated	$1,543.8	$1,348.7	$2,985.7	$2,586.8

Segment income:
Dispensing and Specialty Closures (a)	$91.3	$73.8	$178.7	$139.5
Metal Containers (b)	66.4	58.6	104.4	104.2
Custom Containers (c)	30.9	27.2	55.6	51.7
Corporate (d)	(30.6)	(6.6)	(37.3)	(15.9)
Consolidated	$158.0	$153.0	$301.4	$279.5

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	June 30,	June 30,	Dec. 31,
	2022	2021	2021
Assets:
Cash and cash equivalents	$247.8	$164.8	$631.4
Trade accounts receivable, net	931.3	891.8	711.3
Inventories	1,253.9	907.8	798.8
Other current assets	120.1	88.8	154.3
Property, plant and equipment, net	1,932.8	1,832.9	1,993.9
Other assets, net	3,388.6	2,838.2	3,481.1
Total assets	$7,874.5	$6,724.3	$7,770.8

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,241.3	$1,074.2	$1,488.2
Current and long-term debt	4,086.2	3,417.3	3,793.2
Other liabilities	921.5	844.2	926.7
Stockholders' equity	1,625.5	1,388.6	1,562.7
Total liabilities and stockholders' equity	$7,874.5	$6,724.3	$7,770.8

(a)Includes rationalization charges of $0.1 million and $5.3 million for the three and six months ended June 30, 2021, respectively..
(b)Includes rationalization charges of $3.4 million and $0.2 million for the three months ended June 30, 2022 and 2021, respectively, and $4.7 million and $5.2 million for the six months ended June 30, 2022 and 2021, respectively.
(c)Includes rationalization charges of $0.1 million for the three months ended June 30, 2021 and $0.1 million and $0.2 million for the six months ended June 30, 2022 and 2021, respectively.
(d)Includes a charge of $25.2 million related to the European Commission settlement for the three and six months ended June 30, 2022.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the six months ended June 30,
(Dollars in millions)

	2022	2021
Cash flows provided by (used in) operating activities:
Net income	$177.6	$167.8
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	136.8	122.4
Rationalization charges	4.8	10.7
Loss on early extinguishment of debt	1.5	0.9
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	(243.3)	(277.8)
Inventories	(475.2)	(233.8)
Trade accounts payable and other changes, net	45.9	0.4
Net cash used in operating activities	(351.9)	(209.4)

Cash flows provided by (used in) investing activities:
Purchase of businesses, net of cash acquired	(1.3)	2.3
Capital expenditures	(118.4)	(123.6)
Other investing activities	(0.7)	4.9
Net cash used in investing activities	(120.4)	(116.4)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(36.7)	(31.6)
Changes in outstanding checks - principally vendors	(225.9)	(84.2)
Shares repurchased under authorized repurchase program	(26.4)	—
Net borrowings and other financing activities	385.9	198.6
Net cash provided by financing activities	96.9	82.8

Effect of exchange rate changes on cash and cash equivalents	(8.2)	(1.7)

Cash and cash equivalents:
Net decrease	(383.6)	(244.7)
Balance at beginning of year	631.4	409.5
Balance at end of period	$247.8	$164.8

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and six months ended June 30,

Table A

	Second Quarter		Six Months
	2022	2021	2022	2021

Net income per diluted share as reported	$0.83	$0.85	$1.59	$1.51

Adjustments:
Rationalization charges	0.02	—	0.03	0.08
Loss on early extinguishment of debt	—	—	0.01	0.01
European Commission settlement	0.23	—	0.23	—
Adjusted net income per diluted share	$1.08	$0.85	$1.86	$1.60

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended,

Table B

	Third Quarter,			Year Ended
	September 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2022	2022	2021	2022	2022	2021

Net income per diluted share as estimated
for 2022 and as reported for 2021	$1.14	$1.29	$0.96	$3.62	$3.77	$3.23

Adjustments:
Rationalization charges	0.01	0.01	0.02	0.04	0.04	0.11
Costs attributed to announced acquisitions	—	—	0.03	—	—	0.03
Purchase accounting write-up of inventory	—	—	0.01	—	—	0.02
Loss on early extinguishment of debt	—	—	—	0.01	0.01	0.01
European Commission settlement	—	—	—	0.23	0.23	—
Adjusted net income per diluted share
as estimated for 2022 and presented for 2021	$1.15	$1.30	$1.02	$3.90	$4.05	$3.40

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions, the impact from the charge for the write-up of acquired inventory required under purchase accounting, the loss on early extinguishment of debt and the charge for the European Commission settlement from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The write-up of acquired inventory required under purchase accounting is also viewed by management as part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. The charge for the European Commission settlement is non-recurring and non-operational and relates to prior years and is not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.